Exhibit 2.3

AGREEMENT OF MERGER

Between

NOBLE LINK GLOBAL LIMITED

AND

ALLIED ESPORTS MEDIA, INC.

THIS AGREEMENT OF MERGER (hereinafter the "Agreement") is made on 9 August 2019.

PARTIES

(1)	NOBLE LINK GLOBAL LIMITED, a company incorporated in the British Virgin Islands under the BVI Business Companies Act, 2004 (the “Act”) on 5 May 2015 (with company number 1872701), whose registered office is at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola VG1110, British Virgin Islands (the “Merging Company”); and

(2)	ALLIED ESPORTS MEDIA, INC., a company incorporated in the State of Delaware on 5 November 2018 (with company number 7131224) whose registered office is at National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware, USA (the “Surviving Company”)

(together the “Parties” and each a “Party”).

BACKGROUND

(A)	The Merging Company is a company limited by shares, in good standing at the Registry of Corporate Affairs in the British Virgin Islands and validly existing under the laws of the British Virgin Islands.

(B)	The Surviving Company is a company limited by shares, authorised to issue up to 20,000,000 shares of common stock, and 1,000,000 shares of preferred stock, of USD0.001 par value each share, in good standing at the office of the Delaware Secretary of State and validly existing under the laws of the State of Delaware.

(C)	The Parties want to merge and enter into this Agreement, pursuant to the provisions of Part IX of the Act (the “Merger”).

AGREED TERMS

1	The constituent companies to this Agreement are the Surviving Company and the Merging Company.

2	After the Merger, the name of the company will be ALLIED ESPORTS MEDIA, INC..

3	Upon the Merger, the separate corporate existence of the Merging Company shall cease and the Surviving Company shall become the owner, without other transfer, of all the rights and property of the Merging Company and the Surviving Company shall become subject to all liabilities obligations and penalties of the Surviving Company and the Merging Company.

4	Upon the Merger, the Surviving Company will promptly pay to the dissenting members of the Merging Company the amount, if any, to which they are entitled the laws of the British Virgin Islands (including, but not limited to the BVI Business Companies Act, 2004) with respect to the rights of dissenting members.

5	The Surviving Company agrees a service of process may be effected on it in the British Virgin Islands in respect of proceedings for the enforcement of any claim, debt, liability or obligation of the Merging Company or in respect of proceedings for the enforcement of the rights of a dissenting member of the Merging Company against the surviving corporation.

6	The Surviving Company irrevocably appoints Vistra (BVI) Ltd. as its agent to accept service of process in the proceedings referred to in this paragraph. The Surviving Company agrees that it will promptly pay to the dissenting members of Noble Link Global Limited the amount, if any, to which they are entitled under the Act.

7	After the Merger, the Surviving Company shall file the certificate of merger issued by the Delaware Secretary of State in respect of the Merger with the Registrar of Companies in the British Virgin Islands.

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8	the separate corporate existence of the Merging Company shall cease and the Surviving Company shall become the owner, without other transfer, of all the rights and property of the Merging Company and the Surviving Company shall become subject to all liabilities obligations and penalties of the Surviving Company and the Merging Company

9	The Merger shall be effective as provided by the laws of the British Virgin Islands.

10	This Agreement may be executed in counterparts.

11	The terms of this Agreement shall control in the event of any conflict between the terms of this Agreement and the Agreement and Plan of Reorganization dated December 19, 2018, as amended, among the Parties, Allied Esports Entertainment, Inc., f/k/a Black Ridge Acquisition Corp., Black Ridge Merger Sub Corp., Ourgame International Holdings Ltd., and Primo Vital Ltd.

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IN WITNESS HEREOF the Parties hereto have caused this Agreement of Merger to be executed as a deed on 9 August 2019

/s/ Kwok Leung Frank NG

Kwok Leung Frank NG

Director

NOBLE LINK GLOBAL LIMITED

/s/ Adam Pliska

Adam Pliska

Secretary

ALLIED ESPORTS MEDIA, INC.

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